Exhibit (a)(5)

FOR IMMEDIATE RELEASE
AMEX: WOC

CONTACT:
Sherry Wilzig Izak
Chairman
Wilshire Enterprises, Inc.
Phone: 201-420-2796

Wilshire Enterprises, Inc. Commences Issuer Tender Offer
to Purchase up to 4,000,000 Shares of Common Stock

NEWARK, N.J., August 10, 2009—Wilshire Enterprises, Inc. (Amex: WOC) today announced the commencement of a tender offer to purchase shares of its common stock. Wilshire Enterprises, Inc. is offering to purchase up to 4,000,000 shares of its common stock at a price of $2.00 per share for a maximum aggregate purchase price of $8,000,000. The tender offer is currently scheduled to expire at 12:00 midnight, New York City time, on Friday, September 4, 2009, unless extended. In accordance with the rules of the Securities and Exchange Commission, Wilshire Enterprises, Inc. may purchase up to an additional 2 percent of outstanding shares without amending or extending the tender offer. The tender offer is being made in connection with a settlement agreement Wilshire Enterprises, Inc. entered into with Bulldog Investors, Full Value Partners, L.P. and certain of their affiliates on April 3, 2009.

The tender offer is not conditioned upon any minimum number of shares being tendered, but is subject to other conditions described in the offer to purchase.

The information agent for the tender offer is InvestorCom, Inc., and the depositary is Continental Stock Transfer & Trust Company. The full details of the offer, including complete instructions on the tender process procedure along with the transmittal forms and other data is being mailed to stockholders commencing on or about August 10, 2009. Stockholders who have questions or would like additional copies of the tender offer documents may call the information agent at (877) 972-0090. Banks and brokers may call (203) 972-9300.

Wilshire Enterprises, Inc.’s board of directors has approved the tender offer. However, neither Wilshire Enterprises, Inc. nor its board of directors, the depositary or the information agent makes any recommendation to any stockholder as to whether to tender or refrain from tendering any shares. Wilshire Enterprises, Inc. has not authorized any person to make any such recommendation. Stockholders must decide whether to tender their shares and, if so, how many shares to tender. In doing so, stockholders should carefully evaluate all of the information in the offer to purchase and the related letter of transmittal before making any decision with respect to the tender offer and should consult their own investment and tax advisors.

The Company’s directors and executive officers have indicated that they will not tender shares beneficially owned by them into the offer.

About Wilshire Enterprises, Inc.

Wilshire Enterprises, Inc. is engaged primarily in the ownership and management of real estate investments in Arizona, Texas and New Jersey.  Wilshire Enterprises, Inc.’s portfolio of properties includes five rental apartment properties with 950 units, 10 condominium units, two office buildings and a retail/office center with approximately 200,000 square feet of office and retail space, and slightly more than 19 acres of land.

Forward-Looking Statements

This press release contains statements that constitute forward-looking statements. These forward-looking statements may use such forward-looking terminology as “expect,” “look,” “believe,” “plan,” “anticipate,” “may,” “will” or similar statements or variations of such terms or otherwise express views concerning trends and the future.  Such forward-looking statements involve certain risks and uncertainties, including risks cited in reports filed by Wilshire Enterprises, Inc. with the Securities and Exchange Commission.  Actual results may differ materially from such forward-looking statements. Wilshire Enterprises, Inc. assumes no obligation for updating any such forward-looking statement at any time.

Tender Offer Statement

This press release is for informational purposes only and is neither an offer to buy nor the solicitation of an offer to sell any shares. The offer is made solely by the Offer to Purchase, dated August 10, 2009, and the related Letter of Transmittal. Each stockholder is urged to consult their tax advisor as to the particular tax consequences of the tender offer to such stockholder. The full details of the offer, including complete instructions on the tender process procedure along with the transmittal forms and other data is being mailed to stockholders commencing on or about August 10, 2009. Stockholders should read the Offer to Purchase and the Letter of Transmittal carefully because they contain important information. Stockholders may obtain free copies of the documents at the Securities and Exchange Commission’s website at www.sec.gov. In addition, stockholders also may obtain a copy of these documents, free of charge, from InvestorCom, Inc., the information agent for the tender offer.